[LETTERHEAD OF JONES DAY]

                                                                   Exhibit 5.1

                                December 7, 2007

National City Mortgage Capital LLC
3232 Newmark Drive
Miamisburg, Ohio 45342

      Re:   Mortgage Pass-Through Certificates
            Mortgage Pass-Through Notes
            Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as special counsel to National City Mortgage Capital LLC, a Delaware limited liability company (the "Registrant"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of Mortgage-Backed Certificates ("Certificates") and Mortgage-Backed Notes ("Notes"; together with Certificates, "Securities"), and the related preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement"). Certificates are issuable in series under separate pooling and servicing agreements (each, a "Pooling and Servicing Agreement"), each among the Registrant and a trustee, a servicer and any other parties identified in the prospectus supplement for such series of Certificates. We assume that each Pooling and Servicing Agreement will be substantially in the form filed as an Exhibit to the Registration Statement. Notes are issuable in series under separate indentures and/or a related series supplement (each, an "Indenture"), each between an issuing entity, which will be either the Registrant or a trust established by it, and an indenture trustee identified in the prospectus supplement for such series of Notes. We assume that each Indenture will be substantially in the form filed as an Exhibit to the Registration Statement.

      In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment and delivery of and under all documents, and the necessary entity power and authority with respect thereto, (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below, and (v) each Pooling and Servicing Agreement, Indenture, series of Certificates and series of Notes will be governed by the laws of the State of New York. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

      In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations.

      In rendering this opinion letter, we do not express any opinion concerning any laws other than the laws of the State of New York. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

      Based upon and subject to the foregoing, it is our opinion that:

          1.Each Indenture will be a valid and legally binding agreement, enforceable thereunder in accordance with its terms against the parties thereto.

          2.Each series of Notes will be the valid and binding obligations of the issuing entity, enforceable against the issuing entity in accordance with their terms.

          3.Each Pooling and Servicing Agreement will be a valid and legally binding agreement, enforceable thereunder in accordance with its terms against the parties thereto.

          4.Each series of Certificates will be legally and validly issued and outstanding, fully paid and non-assessable and entitled to the benefits of the related Pooling and Servicing Agreement.

      We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus and prospectus supplement included in the Registration Statement under the heading "Legal Matters", without admitting that we are "persons" within the meaning of
Section 7(a) or 11(a)(4) of the 1933 Act, or "experts" within the meaning of
Section 11 thereof, with respect to any portion of the Registration Statement.


                                       Very truly yours,



                                       /s/ Jones Day